Exhibit 99.1

Media Contact:	Investor Relations Contacts:
Evelyn Mitchell	List Underwood
205-264-4551	Dana Nolan
205-801-0265

Regions Financial Reaches Agreements with the SEC, Federal Reserve and Alabama State Banking Department to Resolve 2009 Loan Accounting Issue

BIRMINGHAM, Ala. – (BUSINESS WIRE) –June 25, 2014 – Regions Financial Corp. (NYSE:RF) announced today that it has entered into a deferred prosecution agreement with the Securities and Exchange Commission and that Regions Bank, the principal banking subsidiary of Regions Financial Corporation, has entered into a consent order with the Federal Reserve Board of Governors and the Alabama State Banking Department. These agreements resolve previously disclosed regulatory inquiries involving the accounting for certain problem loans at the end of the first quarter of 2009.

Under the terms of the agreements, Regions Bank will pay a $51 million civil money penalty. As previously disclosed, the company established a reserve in the fourth quarter of 2013 sufficient to cover this matter.

In its agreement, the SEC noted that Regions “provided extensive cooperation” throughout the investigation. Since the financial crisis, Regions has returned to sustainable profitability, significantly reduced credit losses, and strengthened its executive management team, including naming a new CEO and chairman as well as a new chief financial officer, general counsel, deputy general counsel, chief risk officer, and chief credit officer. In addition, Regions has significantly strengthened its risk management team and processes, including creating an Ethics Council, restructuring credit and problem asset management, enhancing loan portfolio analytics capabilities, and strengthening governance and Board oversight.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $118 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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